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                       SECURITIES AND EXCHANGE COMMISSION
                              Washington, DC 20549


                                   FORM 8-K/A
                                (Amendment No. 1)

                                 CURRENT REPORT
                     Pursuant to Section 13 or 15(d) of the
                         Securities Exchange Act of 1934



         Date of Report (Date of earliest event reported) March 7, 2002



                                 aaiPharma Inc.
                                 --------------
             (Exact Name of Registrant as Specified in its Charter)




           Delaware                      0-21185                 04-2687849
----------------------------     ------------------------    -------------------
(State or Other Jurisdiction     (Commission File Number)     (I.R.S. Employer
      of Incorporation)                                      Identification No.)



                           2320 Scientific Park Drive
                        Wilmington, North Carolina 28405
                    ------- --------------------------------
                    (Address of Principal Executive Offices)
                                   (Zip Code)


                                 (910) 254-7000
              ----------------------------------------------------
              (Registrant's Telephone Number, Including Area Code)


                                 Not Applicable
              -----------------------------------------------------
              (Former name or address, if changed from last report)




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Preliminary Note

We own the U.S. rights to the following registered and unregistered trademarks:
Darvon(R), Darvon-N(R), Darvocet-N(R), and aaiPharma(TM). All references in this Current Report to any of these terms lacking the "(R)" or "(TM)" symbols are defined terms that reference the products or businesses bearing the trademarks with these symbols.

Item 2.  Acquisition or Disposition of Assets.

         On March 28, 2002, our wholly owned subsidiary, NeoSan Pharmaceuticals, Inc., completed the previously announced acquisition of the U.S. rights and related intangibles and existing inventory associated with the Darvon and Darvocet branded products (the "Darvon product line") form Eli Lilly and Company ("Eli Lilly") for $211.4 million in cash. This amount will be reduced in the event that net sales by Eli Lilly of products in the Darvon product line from February 1, 2002 until the day before closing were greater than target net sales for that period calculated at a monthly rate of $4.167 million. If actual net sales during that period exceed the target, then the purchase price will be reduced by 90% of the excess amount. The purchase price will further be reduced by up to $18 million if net sales of the Darvon product line during a 12-month measurement period are less than targeted levels. The measurement period will be any 12 months, as selected by Eli Lilly, ending on any calendar month end from December 31, 2002 until March 31, 2003. If net sales are less than $50 million during the 12-month measurement period, the purchase price will be reduced incrementally by $0.9 million for each $250,000 that actual sales are below $50 million. The amount of this reduction is to be paid by Eli Lilly to us following confirmation of the amount of net sales during the measurement period.

         In addition, we have agreed to pay Eli Lilly royalties upon sales of our future developed improvements to the Darvon product line or other products containing the active ingredient propoxyphene and any other pharmaceutical products sold under the name Darvon, Darvocet or certain other trademarks. We will pay a royalty on sales of each of these future products during each calendar quarter for a ten-year period beginning upon the product's commercial introduction, provided that the total net sales of all of these future products, combined with the total net sales of the current Darvon product line, exceed $15.8 million in the applicable calendar quarter. We will not owe any royalties on the sales of the Darvon product line itself that we acquired from Eli Lilly.

         Under a manufacturing agreement that we have entered into with Eli Lilly, Eli Lilly has agreed to supply a specified percentage of our requirements from and after closing for the existing 12 Darvon and Darvocet product presentations (form and dosage). The supply agreement extends through December 31, 2004. Upon the satisfaction of certain conditions, including the payment by us of a $4 million extension fee, we may extend the agreement for an additional six months, during which Eli Lilly will use commercially reasonable efforts to supply NeoSan with a full calendar year's supply of products during the extension period, subject to certain maximum and minimum quantities. Under this agreement, we have agreed to order the manufacture of certain minimum amounts of Darvon and Darvocet products and certain minimum percentages of our requirements: 60% of our requirements in the first year, 50% in the second year, and 40% in the third year. Also under this agreement, the supply obligation of Eli Lilly is subject to a maximum amount of the Darvon and Darvocet products over the life of the contract. We anticipate that this maximum supply obligation of Eli Lilly is sufficient to cover all of our supply needs through the end of 2005. We will purchase these products manufactured by Eli Lilly for a fixed unit cost, subject to a percentage increase on each January 1 plus any increase in Eli Lilly's cost of raw materials during that year. However, the purchase price for these products will be no less than Eli Lilly's standard cost of manufacturing, which includes raw materials, direct labor, and plant overhead attributable to the Darvon and Darvocet products.


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         In connection with our acquisition of the Darvon product line, on March
28, 2002, we entered into new $175 million senior credit facilities with bank lenders and issued $175 million of senior subordinated notes due 2010 to institutional investors. A portion of the net proceeds of borrowings under the senior credit facilities and the net proceeds of the issuance of the senior subordinated notes were used to fund our acquisition of the Darvon product line. Our $175 million senior secured credit facilities consist of a $75.0 million five-year revolving credit facility and a $100 million five-year term loan facility. The term loan facility amortizes over the full five-year term, with amortization of $5.0 million, $15.0 million, $20.0 million, $25.0 million and $35.0 million, respectively, in years one through five of the facility. The availability of borrowings under our revolving credit facility is not limited by a borrowing base. Our new senior credit facilities provide for variable interest rates based on LIBOR or an alternate base rate, at our option. Such facilities are guaranteed by all of our domestic subsidiaries and secured by a security interest on substantially all of our domestic assets, all of the stock of our domestic subsidiaries and 65% of the stock of our material foreign subsidiaries. The senior credit facilities require the payment of certain commitment fees based on the unused portion of the revolving credit facility. Under the terms of the credit agreement for our new senior credit facilities, we are required to comply with various covenants including, but not limited to, those pertaining to maintenance of certain financial ratios and incurrence of additional indebtedness. These new senior credit facilities may be prepaid at our option at any time without a premium.

         Our $175 million senior subordinated notes have a fixed interest rate of 11% per annum, were sold at a price equal to 99.346% of face value and are guaranteed on a subordinated basis by all of our existing domestic subsidiaries and all of our future domestic subsidiaries of which we own 80% or more of the equity interests. The notes are not secured. Prior to the third anniversary of the date of issuance of the notes, up to 35% of the notes are redeemable with the proceeds of qualified sales of equity at 111% of par value. The terms of our senior credit facilities would require us to first repay indebtedness under those facilities before we could repurchase any of the notes. On or after the fourth anniversary of the date of issuance of the notes, all or any portion of the notes are redeemable at a declining premium to par value, beginning at 105.5%. Under the terms of the indenture for the notes, we are required to comply with various covenants including, but not limited to, a covenant relating to incurrence of additional indebtedness.

         This Current Report summarizes documents and other information in a manner we believe to be accurate, but we refer you to the actual documents filed as exhibits to this Current Report for a more complete understanding of the information we have discussed above.


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Item 7.  Financial Statements and Exhibits.

         (a) and (b) Audited special purpose statements of product contribution for the Darvon product line for the years ended December 31, 1999, 2000, and 2001 and unaudited pro forma financial statements were included in our Current Report on Form 8-K filed with the Securities and Exchange Commission on March 11, 2002.

         (c) Exhibits

         Exhibit No.       Exhibit
         -----------       -------

             2.1* Assignment, Transfer and Assumption Agreement dated as of February 18, 2002 between NeoSan
                           Pharmaceuticals, Inc. and Eli Lilly and Company

             2.2* Manufacturing Agreement dated as of February 18, 2002 between NeoSan Pharmaceuticals, Inc. and Eli Lilly and Company

            23.1**         Consent of Ernst & Young LLP

------------------------

* Certain information in this document has been omitted pursuant to a request for confidential treatment dated April 12, 2002 submitted to the Secretary of the Securities and Exchange Commission.

** Filed in our Current Report on Form 8-K filed with the Securities and Exchange Commission on March 11, 2002.






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                                   SIGNATURES

         Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date:    April 12, 2002

                                     aaiPharma Inc.


                                     By: /s/ Gregory S. Bentley
                                         ---------------------------------------
                                         Gregory S. Bentley
                                         Executive Vice President, Secretary and
                                         General Counsel



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                                  Exhibit Index


     Exhibit                              Description
     -------                              -----------

Exhibit 2.1* Assignment, Transfer and Assumption Agreement dated as of February 18, 2002 between NeoSan Pharmaceuticals, Inc. and Eli Lilly and Company

Exhibit 2.2* Manufacturing Agreement dated as of February 18, 2002 between NeoSan Pharmaceuticals, Inc. and Eli Lilly and Company

----------------------------

* Certain information in this document has been omitted pursuant to a request for confidential treatment dated April 12, 2002 submitted to the Secretary of the Securities and Exchange Commission.







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